Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, “Ernst & Young LLP” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated August 27, 2014, on the financial statements and financial highlights of the Altegris Managed Futures Strategy Fund in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 643 to File No. 333-122917 and Amendment No. 645 to File No. 811-21720).

/s/ Ernst & Young LLP

Philadelphia, PA

October 24, 2014